Exhibit 10.5

May 8, 2019

Viking Global Equities II LP

Viking Global Equities Master Ltd.

Viking Global Opportunities Illiquid Investments Sub-Master LP

Viking Long Fund Master Ltd.

55 Railroad Ave.

Greenwich, CT 06830

Attention: Katerina Novak

Email: legalnotices@vikingglobal.com

RE: Amended and Restated Standstill and Support Obligations

Reference is made to that certain letter agreement regarding standstill and support obligations by and among Viking Global Equities LP, Viking Global Equities II LP, VGE III Portfolio Ltd. and Viking Long Fund Master Ltd. (the “Viking Purchasers”) and Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), dated as of December 11, 2017 (the “Original Letter”), which the Viking Purchasers and the Company entered into in connection with their execution of that certain Series F-1 Preferred Stock Agreement dated as of December 11, 2017 (the “Series F-1 Purchase Agreement”).

Following execution of the Original Letter, certain of the Viking Purchasers transferred shares of the Company’s capital stock held by such Viking Purchasers to certain affiliates of the Viking Purchasers, such that, as of the date hereof, all of the shares of the Company’s capital stock previously held by the Viking Purchasers are now held by Viking Global Equities II LP, Viking Global Equities Master Ltd., Viking Global Opportunities Illiquid Investments Sub-Master LP, and Viking Long Fund Master Ltd. (collectively, the “Viking Holders”).

Conditioned upon and effective as of the Company’s consummation of its first underwritten public offering of its Common Stock (the “Qualified IPO”), this amended and restated letter regarding standstill and support obligations (this “Restated Letter”) shall amend, restate and supersede in its entirety the Original Letter. Certain capitalized terms used in but not otherwise defined in this Restated Letter have the meanings ascribed to them in the Series F-1 Purchase Agreement or the Company’s Seventh Amended and Restated Investors’ Rights Agreement, dated on or about the date hereof, by and among the Company and the other parties thereto (the “Investors’ Rights Agreement”), as applicable. Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.9, 7.10, 7.11 and 7.12 of the Series F-1 Purchase Agreement are incorporated herein by reference.

The Company and the Viking Holders hereby agree as follows:

1.    Standstill and Support Obligations.

Each of the Viking Holders hereby agrees to abide by and comply with the standstill and support obligations set forth below in this Restated Letter, during the entire Standstill and Support Period (as defined in Section 1.4 below).

1.1    Restricted Activities. Each of the Viking Holders agrees that it will not, and will not cause or allow any Restricted Party to, take or attempt to take any of the following actions, unless and only to the extent that such actions have been approved in writing in advance by a majority of the members of the Company’s Board of Directors then in office (who may withhold such approval for any or no reason, or may condition their approvals on any basis, in their sole discretion):

(a)     acquire, offer to acquire or agree to acquire by purchase, tender offer, exchange offer, agreement, merger, business combination or any other manner (including by operation of law) beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of any additional shares or other securities of the Company (other than any Common Stock purchased in the Qualified IPO)); provided, that no Viking Holder shall be so restricted from acquiring additional shares or securities of the Company from the Company or from one of the other Purchasers;

(b)     transfer any Shares or Common Stock issued upon conversion thereof, or any interest therein, to any person (other than one of the other Purchasers) if: (i) following such transfer, to the knowledge of the Viking Holder, the transferee, as well as any other persons acting with any of them as a “group” (within the meaning of Section 13(d) of the Exchange Act, and the rules promulgated thereunder) (collectively, the “Transferee Parties”), would have or hold beneficial ownership (as defined in Rule 13d- 3 promulgated under the Exchange Act) of over ten percent (10%) or more of the Company’s outstanding capital stock (calculated on an as-converted basis), unless such transferee agrees in writing to be bound by the provisions of this Restated Letter to the same extent as the transferring Viking Holder; or (ii) the transferee or any of its Affiliates is, to the knowledge of such Viking Holder, a competitor of the Company, irrespective of whether the transfer would be permitted under clause (i) of this subsection; as used in this subsection, the term “transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, or by merger, including but not limited to distributions to partners or members or transfers to levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, but excluding any sales on a national securities exchange where the identity of the transferee is not known to or directed by the transferor; and the term “competitor” means companies engaged in development or application of next-generation sequencing; the Viking Holders acknowledge that the restrictions imposed by this subsection are in addition to the transfer restrictions imposed under Section 2.14 of the Investors’ Rights Agreement; provided, that the transfer restrictions imposed by this subsection shall not apply (1) to any transfer by a Viking Holder to one of its Affiliates, so long as such Affiliate is not a competitor and agrees in writing to be bound by the provisions of this Restated Letter to the same extent as the transferring Viking Holder or a distribution-in-kind to one or more of such Viking Holder’s direct or indirect limited partners, (2) to any transfer by a Viking Holder to one of the Key Holders (as defined in the Investors’ Rights Agreement), (3) to any open market transaction arranged through a broker dealer as to which the Viking Holder has no knowledge that such transaction would be prohibited by clause (i) or (ii) of this subsection if it were effected privately, (4) to any transfer effected through a widely marketed public offering pursuant to a registration statement in connection with Section 2 of the Investors’ Rights Agreement, (5) to any bona fide pledge to a financial institution, entered into in good faith and not for the purpose of avoiding the restrictions set forth in this Section 1.1, provided, that any sale or transfer upon foreclosure of such pledge is effected in a manner that would not violate this subsection 1.2(b) if effected by the Viking Holder, or (6) in case of clause (i) of this subsection, to a transfer that is a single transfer (or a series of related transfers) to the same Transferee Parties, none of the Transferee Parties, to the knowledge of such Viking Holder, is a competitor or is acquiring the Shares in order to take any actions that a Viking Holder would be prohibited from taking pursuant to Section 1.1 (c)-(e) of this Restated Letter, and (7) subject to Section 1.2, to any transfer in connection with a Corporate Event (as defined in Section 4.4(b)(ii) of the Restated Articles, as amended from time to time);

(c)    make, vote for, encourage or support any proposal, to: (i) adopt any amendment or change to the Company’s Bylaws that the Company’s Board of Directors has recommended against; (ii) adopt or approve any shareholder proposal for consideration or action by shareholders, whether pursuant to Section 1.1.2 of the Company’s Bylaws (or any equivalent successor provision), or by written consent solicitation, or otherwise that the Company’s Board of Directors has recommended against; or (iii) approve any “significant business transaction” as such term is defined under RCW 23B.19.020(15), assuming for such purpose that the Company were subject to such provision and that one or more of the Restricted Parties were an “acquiring person” thereunder;

(d)    enter into discussions with or encourage any third party with respect to commencement or conduct of a tender offer for shares of the Company’s capital stock, or of a solicitation of any shareholder consent or proxy with respect to any matter, or of a campaign to influence the behavior of the Company’s shareholders relative to any proposed tender or the subject of any shareholder vote; or call, seek to call or request the calling of, or encourage any third party to call or request the calling of, a special meeting of the Company’s shareholders for the purpose of considering or acting upon any shareholder proposal or other item of business; or make a request for, or encourage any third party to make a request for, a list of the Company’s shareholders for the purpose of soliciting shareholder support for any proposal or otherwise influencing the behavior of the Company’s shareholders; or

(e)    form, join in or in any way participate in a “group” (as defined in Section 13(d) of the Exchange Act, and the rules promulgated thereunder), and including without limitation depositing any shares of the Company’s capital stock in a voting trust or entering into a voting agreement, proxy or pooling arrangement) for the purpose of acting in a concerted manner with respect to buying, selling or voting shares of the Company’s capital stock or influencing the management of the Company or the decision-making of its Board of Directors; provided, that this subsection shall not restrict the Viking Holders from entering into any such arrangements among themselves or with any of their Affiliates (other than a competitor, as defined in Section l.l(b) above), or from engaging in conversations with the Company’s management and Board of Directors or granting proxies to the Company’s management pursuant to Board-approved proxy solicitations;

provided, however, that nothing in this Section 1.1 shall restrict or limit in any respect the ability of any of the Viking Holders to exercise any rights pursuant to Sections 4 or 5 of the Investors’ Rights Agreement.

1.2    Required Support. Each of the Viking Holders agrees that, in all shareholder meetings and shareholder consent solicitations occurring during the Standstill and Support Period, it will cause all Shares, Common Stock and other shares of the Company’s voting capital stock that it legally or beneficially owns to be voted as follows:

(a)    in favor of any proposal that (i) has been recommended by the Company’s Board of Directors and (ii) relates to a transaction that would constitute a Corporate Event, but only, at the option of the Viking Holder, (x) as recommended by the Company’s Board of Directors or (y) in the same proportions as all other shareholders of the Company voting on such proposal.

(b)    Each Viking Holder hereby constitutes and appoints the Company’s Chief Executive Officer, with full power of substitution, as the proxy of such Viking Holder with respect to the matters set forth herein, and hereby authorizes the Company’s Chief Executive Officer to represent and to vote all of such party’s Shares in accordance with the terms and provisions of this Restated Letter, but if and only if the party (i) fails to vote as required under, or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with, the terms of this Restated Letter. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by the Series F-1 Purchase Agreement and this Restated Letter and, as such, is coupled with an interest and shall be irrevocable unless and until the termination of the Standstill and Support Period pursuant to Section 1.4. Each Viking Holder hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until the termination of the Standstill and Support Period pursuant to Section 1.4, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Restated Letter and the Series F-I Purchase Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

1.3    Standstill and Support Period. The restrictions and obligations imposed by this Restated Letter shall continue in force until the earlier of (a) the consummation of a Corporate Event, (b) April 3, 2024, and (c) the date that the Viking Holders collectively cease to have beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 10% of any class of voting securities of the Company (such period, the “Standstill and Support Period”).

1.4    During the Standstill and Support Period, the terms of this Restated Letter shall not be subject to amendment except upon the written agreement of (i) each and all of the Viking Holders (and their Affiliates who have become parties hereto in accordance with the proviso to Section 1.1(b) above) and (ii) the Company pursuant to authorization by its Board of Directors.

1.5    Equitable Relief. Each Viking Holder acknowledges and agrees that the Company will be irreparably damaged in the event any of the provisions of this Restated Letter are not performed by such Viking Holder in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Company shall be entitled to an injunction to prevent breaches of this Restated Letter, and to specific enforcement of this Restated Letter and its terms and provisions in any action instituted in any federal or state court located in the State of Washington, which the parties agree shall have exclusive jurisdiction over any such equitable or enforcement actions hereunder.

1.6    Integration. Sections 1.1, 1.2, 1.4 and 1.5 of that certain letter agreement, dated as of May 5, 2015, by and between the Company and the Viking Holders (the “Series F Side Letter”), Sections 6.1, 6.2, 6.4 and 6.5 of that certain Series E Preferred Stock Purchase Agreement dated as of December 20, 2014, by and between the Company and the purchasers listed on Exhibit A thereto (the “Series E Purchase Agreement”), and Sections 6.1, 6.2, 6.4 and 6.5 of that certain Series D Preferred Stock Purchase Agreement dated as of April 3, 2014, by and between the Company and the purchasers listed on Exhibit A thereto (the “Series D Purchase Agreement”), are hereby amended and restated in their entirety to read as set forth in Section 1.1, 1.2, 1.4 and 1.5 of this Restated Letter, except that references to “Shares” in Section 1.1, 1.2, 1.4 and 1.5 of the Series F Side Letter shall be deemed to refer to the shares of the Company’s Series F Preferred Stock purchased in connection with the parties entry into the Series F Side Letter, references to “Shares” in Section 6.1, 6.2, 6.4 and 6.5 of the Series E Purchase Agreement shall be deemed to refer to the shares of the Company’s Series E Preferred Stock purchased thereunder, and references to “Shares” in Section 6.1, 6.2, 6.4 and 6.5 of the Series D Purchase Agreement shall be deemed to refer to the shares of the Company’s Series D Preferred Stock purchased thereunder. The parties hereto hereby acknowledge and agree that the transactions contemplated by this Restated Letter have been approved in writing in advance by a majority of the members of the Company’s Board of Directors then in office pursuant to Section 1.4(ii) of the Original Letter, Section 1.1(a) of the Series F Side Letter and Section 6.1(a) of the Series E Purchase Agreement and the Series D Purchase Agreement.

1.7    Definitions. For purposes of this Restated Letter, the following terms have the following meanings:

(a)    “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(b)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)    “Permitted Affiliate” means an Affiliate of a Viking Holder as to which such Viking Holder does not, at the relevant time, control a majority of the board of directors or similar governing body of the Affiliate (regardless of whether the Viking Holder has the ability or right to so control in the future or has controlled at any time prior to the relevant time) and does not actively oversee or significantly influence the Affiliate’s voting or dispositive decisions with respect to any securities of the Company held or that may be acquired by such Affiliate.

(d)    “Restricted Party” means any Viking Holder, any Relevant Viking Affiliate, or any officer, director, manager, member, partner, employee or agent of such Viking Holder or Relevant Viking Affiliate.

(e)    “Relevant Viking Affiliate” means an Affiliate of a Viking Holder other than a Permitted Affiliate.

[Signature pages follow.]

IN WITNESS WHEREOF, the Company and the Viking Holders have executed this Restated Letter as of the date first written above.

ADAPTIVE BIOTECHNOLOGIES CORPORATION

By:	/s/ Chad Robins
Name:	Chad Robins
Title:	Chief Executive Officer

Acknowledged and Agreed:

VIKING GLOBAL EQUITIES II LP

By:	Viking Global Performance LLC
Its:	General Partner

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

VIKING GLOBAL EQUITIES MASTER LTD.

By:	Viking Global Performance LLC
Its:

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By:	Viking Global Opportunities Portfolio GP LLC
Its:	Investment Manager

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

VIKING LONG FUND MASTER LTD.

By:	Viking Long Fund GP LLC
Its:	Investment Manager

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

[AMENDED AND RESTATED SIDE LETTER REGARDING STANDSTILL AND SUPPORT OBLIGATIONS]